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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G

                         UNDER THE EXCHANGE ACT OF 1934

                            MC INDUSTRIAL GROUP, INC.
                     (formerly New Jersey Acquisition, Inc.)
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                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
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                         (Title of Class of Securities)

                                       N/A
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                                 (CUSIP Number)

                                  MAY 18, 2004
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             (Date of Event Which Requires Filing of this Statement)

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      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ] Rule 13d-1(b)

           [X] Rule 13d-1(c)

           [ ] Rule 13d-1(d)
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CUSIP NO.     N/A                      13G                     PAGE 2 OF 6 PAGES
         ------------


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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Ilene Engelberg
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [ ]
         N/A
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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        NUMBER OF           5.     SOLE VOTING POWER

          SHARES                   1,536,000
                            ----------------------------------------------------
       BENEFICIALLY         6.     SHARED VOTING POWER

         OWNED BY                  0
                            ----------------------------------------------------
           EACH             7.     SOLE DISPOSITIVE POWER

        REPORTING                  1,536,000
                            ----------------------------------------------------
       PERSON WITH          8.     SHARED DISPOSITIVE POWER

                                   0
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,536,000
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
         N/A
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         15.4%
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12.      TYPE OF REPORTING PERSON*

         IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1(a).   NAME OF ISSUER:

               MC Industrial Group, Inc. (formerly New Jersey Acquisition, Inc.)
             -------------------------------------------------------------------

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               550 James Street, Lakewood, New Jersey 08701
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ITEM 2(a).   NAME OF PERSON FILING:

               Ilene Engelberg
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ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             550 James Street, Lakewood, New Jersey 08701
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ITEM 2(c).   CITIZENSHIP:

               United States
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ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

               Common Stock, $.0001 par value
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ITEM 2(e)    CUSIP NUMBER:

               n/a
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ITEM 3:      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b)
             OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (a)   [ ]   Broker or dealer registered under Section 15 of the Exchange
                   Act;

       (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act;

       (d)   [ ]   Investment company registered under Section 8 of the
                   Investment Company Act;

       (e)   [ ]   An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

       (f)   [ ]   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

       (g)   [ ]   A parent holding company or control person in accordance with
                   Rule 13d-1(b)(ii)(G);
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       (h)   [ ]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

       (i)   [ ]   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act;

       (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.      OWNERSHIP.

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount beneficially owned:

             1,536,000 shares are held beneficially and of record
             -------------------------------------------------------------------

       (b)   Percent of class:

                    15.4%
             -------------------------------------------------------------------

       (c)   Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote           1,536,000
                                                             -------------------

             (ii)   Shared power to vote or to direct the vote          0
                                                             -------------------

             (iii)  Sole power to dispose or to direct the
                    disposition of                                     1,536,000
                                                             -------------------

             (iv)   Shared power to dispose or to direct the
                    disposition of                                      0
                                                             -------------------

             Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
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ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

        N/A

ITEM 10.     CERTIFICATION.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         May 26, 2004
                                      ----------------------------------
                                                    (Date)



                                         /s/ Ilene Engelberg   *
                                      ----------------------------------
                                                  (Signature)



*Executed under a Power of Attorney, dated May 19, 2004, which is on file with the Commission.